WEINBERG & COMPANY, PA
                        Town Executive Center
                     6100 Glades Road, Suite 314
                      Boca Raton, Florida 33434


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the use in the Form 10-KSB Annual Report for the fiscal year ended December 31, 1998, of AmeriCom USA, Inc. our report as of June 30, 1998, and 1997, dated January 29, 1999 (except for Note 13 (e) and Note 4 as to which the dates are February 8, 1999 and February 10, 1999, respectively) relating to the combined financial statements of AmeriCom USA, Inc. and RMC Diversified Associates International, Ltd. which appear in such Form 10-KSB.


                              WEINBERG & COMPANY PA
                              Certified Public Accountants


Boca Raton, Florida
March 26, 1999